ARTICLES OF INCORPORATION
               OF
      Capital Tech.com, Inc.

KNOW ALL MEN BY THESE PRESENTS:   That the
undersigned, being a natural person of the age of eighteen (18) years or more and desiring to form a body corporate under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation.

ARTICLE I
Name

The name of the Corporation shall be Capital
Tech.com, Inc.

ARTICLES II
Authorized Shares

Section:  Number.   The aggregate number of shares
which the Corporation shall have authority to issue is One Million (100,000,000) Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and Ten Million
(10,000,000) Preferred Shares, all with a par value of $0.01 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

Section 2:  Dividends.   Dividends in cash,
property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

ARTICLE III
Preemptive Rights

The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

ARTICLE IV
Cumulative Voting

Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

ARTICLE V
Provisions for Regulation of the Internal Corporate
Affairs

The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Section 1:  Bylaws.   The Board of Directors shall
have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.

Section 2:  Executive Committee.   The Bylaws may
provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

Section 3:   Place of Meetings.   Both
Stockholders' and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.

Section 4:  Compensation to Directors.  The Board
of Directors is authorized to make provisions for
reasonable compensation to its members for their
services as Directors.   Any Director of the
Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 5:   Conflicts of Interest.   No contract
or other transaction of the Corporation with any
other person, firm or corporation, or in which this
Corporation is interest, shall be affected or
invalidated solely by:  (a) the fact that any one
or more of the Directors or Officers of this
Corporation is interested in or is a director or
officer of another corporation; or (b) the fact
that any Director or Officer, individually or
jointly with others, may be a party to or may be
interested in any such contract or transaction.

Section 6:  Registered Owner of Stock.   The
Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings; (c) examine a list of the Shareholders;
(d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

Section 7:  Conduct of Business.   The Corporation
may conduct part or all of its business, not only
in the State of Colorado, but also in every other
state of the United States and the District of
Columbia, and in any territory, district and
possession of the United States, and in any foreign
country, and the Corporation may qualify to do
business in any of such locations and appoint an
agent for service of process therein.   The
Corporation may hold, purchase, mortgage, lease and
convey real and personal property in any of such
locations.   Part or all of the business of the
Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

Section 8:  Vote of the Shareholders.   To the
fullest extent now or hereafter permitted by the Colorado Business Corporation Act, the vote of a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter to come before the shareholders of the Corporation, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation's Articles of Incorporation.

Section 9:   Quorum For Voting.   A quorum of
Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of one-third of the issued and outstanding shares entitled to vote on the matter.

Section 10:  Restrictions on Stock.   The Directors
shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

Section 11:   Indemnification of Directors.   A
director of the Corporation shall not be personally
liable to the Corporation or to its shareholders
for damages for breach of fiduciary duty as a
director of the Corporation or to its shareholders
for damages otherwise existing for (i) any breach
of the director's duty of loyalty to the
Corporation or to its shareholders; (ii) acts or
omissions not in good faith or which involve
intentional misconduct or a knowing violation of
the law: (iii) acts specified in Section 7-108-403
of the Colorado Business Corporation Act; or (iv)
any transaction from which the director directly or
indirectly derived any improper personal benefit.
If the Colorado Business Corporation Act is
hereafter amended to eliminate or limit further the
liability of a director, the, in addition to the
elimination and limitation of liability provided by
the foregoing, the liability of each director shall
be eliminated or limited to the fullest extent
permitted under the provisions of the Colorado
Business Corporation Act as so amended.   Any
repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

Section 12:  Indemnification.  The Corporation
shall indemnify, to the fullest extent permitted by
applicable law in effect from time to time, any
person, and the estate and personal representative
of any such person, against all liability and
expense (including, but not limited to, attorneys'
fees) incurred by reason of the fact that he is or
was a director or officer of the Corporation, he is
or was serving at the request of the Corporation as
a director, officer, partner, trustee, employee,
fiduciary, or agent of, or in any similar
managerial or fiduciary position of, another
domestic or foreign corporation or other individual
or entity or of an employee benefit plan.   The
Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or other wise, so long as such provision is legally permissible.

ARTICLE VI
Registered Office and Agent

The address of the initial registered office of the
Corporation is Penthouse Suite, 8400 East Prentice
Ave., Englewood, Colorado 80111, and the name of
the registered agent at such address is Corporate
Filing Corp., a Colorado corporation.   Books of
accounts, records, documents and other papers may be kept at the registered office of the Corporation or at such other place as may be determined by the Board of Directors.

ARTICLE VII
Initial Principal Office

The address of the initial principal office of the
Corporation is Penthouse Suite, 8400 East Prentice
Ave., Englewood, Colorado 80111.   The principal
office of the Corporation may be relocated to such other place or places from time to time as may be determined by the Board of Directors.



ARTICLE VIII
Data Respecting Incorporator

The name and address of the Incorporator of this
Corporation s as follows:   David J. Wagner,
Penthouse Suite, 8400 E. Prentice Ave., Englewood,
Colorado 80111.

ARTICLE IX
Effective Date

The existence of the Corporation shall begin on the date of filing of these Articles of Incorporation with the Colorado Secretary of State.

DATED this 27th day of March, 2000.

By:   /s/David J. Wagner
      ---------------------
      David J. Wagner
      Incorporator

CONSENT OF INITIAL REGISTERED AGENT

The Undersigned hereby consents to the appointment as the Initial Registered Agent of Capital
Tech.com, Inc., a Colorado Corporation.

CORPORATE FILING CORP.

By:  /s/David J. Wagner
     ----------------------
     Authorized Officer